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                                WARRANT AGREEMENT
                                -----------------

         This Warrant Agreement ("Agreement"), dated as of August 22, 2000, is made by and among Constellation 3D, Inc., a Florida corporation (the "Company"), TriD Store IP LLC, a Delaware limited liability company and subsidiary of the Company ("TriD Store"), Reflekt Technology, Inc., a Massachusetts corporation ("Reflekt") and Vladimir Schwartz, President, sole director and sole shareholder of Reflekt ("Schwartz"; collectively Reflekt and Schwartz to be known hereinafter as "Grantee").

         WHEREAS, the Company's Board of Directors has determined that it would be in the best interests of Company to grant the warrant provided for hereby to Grantee, in consideration for the several and/or joint assignment ("Assignment") by Reflekt and/or Schwartz of their entire right, title and interest in and to certain patents and inventions ("Patents") to TriD Store, attached hereto as Exhibits A, B, C, D and E.

         WHEREAS, the Company, Schwartz and Reflekt have determined that the previously executed Stock Option Agreement dated August 22, 2000 made by and between the Company, TriDStore, Reflekt and Schwartz for the grant of an aggregate Four Hundred Thousand (400,000) shares of the Company's common stock, $.001 par value per share (the "Stock") (One Hundred and Fifty Thousand (150,000) shares of Stock being immediately exercisable and the other Two Hundred and Fifty Thousand (250,000) shares of Stock being exercisable after one year from the date of grant thereof) does not adequately set forth or reflect the intent of the parties thereto and is therefore null, void, invalid, unenforceable and rescinded, and superseded by this Agreement, in its entirety;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Nullification, Voidance and Rescission of Prior Agreement. The previously executed Stock Option Agreement dated August 22, 2000 made by and between the Company, TriDStore, Reflekt and Schwartz for the grant of an aggregate Four Hundred Thousand (400,000) shares of the Company's Stock (One Hundred and Fifty Thousand (150,000) shares of Stock being immediately exercisable and the other Two Hundred and Fifty Thousand (250,000) shares of Stock being exercisable after one year from the date of grant thereof) does not adequately set forth or reflect the intent of the parties thereto and is therefore null, void, invalid, unenforceable, rescinded and superseded by this Agreement in its entirety.

2. Grant of Warrant In consideration of the Assignment of the Patents by Grantee, Grantee is hereby granted an warrant (the "Warrant") to purchase Ten Thousand (10,000) shares of Stock ("Warrant Shares") at any time or from time to time, as a whole or in part, after one year from the date of execution of this Agreement, on the terms and conditions set forth in this Agreement.

3.       Termination of Warrant. The Warrant shall terminate on August 22, 2004.

4. Purchase Price. The purchase price of the Warrant Shares shall be $11.25 per share ("Purchase Price").

5. Method of Exercise. Notice of exercise shall be deemed given when delivered to the Secretary or Treasurer of the Company (the "Exercise Date"). Grantee may exercise the Warrant only by written notice to the Company stating
(i) that the Warrant is being exercised, and (ii) the number of Warrant Shares desired to be purchased, accompanied or followed by cash, wire transfer, check, or money order in an amount equal to the aggregate Purchase Price of the Warrant shares being purchased (i.e., the number of Warrant Shares exercised multiplied by the Purchase Price).

6. Transferability of Warrant. Subject to compliance with applicable federal and state securities laws, this Warrant Agreement may be transferred by the Grantee with respect to any or all of the Warrant Shares purchasable hereunder. Upon surrender of this Warrant Agreement to the Company, together with the assignment hereof, properly endorsed, for transfer of this Warrant Agreement as an entirety by the Grantee, the Company shall issue a new Warrant Agreement of the same denomination to the assignee. Upon surrender of this





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Warrant Agreement to the Company, together with the assignment hereof properly endorsed, by the Grantee for transfer with respect to a portion of the Warrant Shares purchasable hereunder, the Company shall issue a new Warrant Agreement to the assignee, in such denomination as shall be requested by the Grantee hereof, and shall issue in such denomination as shall be requested by the Grantee hereof, and shall issue to such Grantee a new Warrant Agreement covering the number of Warrant Shares in respect of which this Warrant Agreement shall not have been transferred.

7. Change in Number of Shares of Stock. If and to the extent that the number of issued shares of Stock shall be increased or reduced by change in par value, split-up, reclassification, reorganization, merger, distribution of a dividend payable in stock, or the like, the number of shares of Stock subject to this Warrant Agreement and the Purchase Price may be proportionately adjusted in good faith by the Company's Board of Directors.

8. Rights Prior to Exercise of Warrant. Grantee shall have no rights as a stockholder with respect to the Warrant Shares until payment of the Purchase Price and delivery to him of such Stock as herein provided.

9. Agreement binding. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective next of kin, legatees, administrators, executors, legal representatives, successors, and assigns (including remote, as well as immediate, successors to and assignees of said parties).

10. Severability. In case one or more provisions of this Agreement shall be found to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

11. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto, relating to the subject matter hereof, and cannot be amended, modified or supplemented in any respect, except by subsequent written agreement entered into by all of the parties hereto.

12. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date set forth above.

CONSTELLATION 3D, INC.


By:      /s/ Eugene Levich                           /s/ Vladimir Schwartz
         -----------------                           ---------------------
         Eugene Levich,                              Vladimir Schwartz
         President


TRID STORE IP LLC                                    REFLEKT TECHNOLOGY, INC.


By:      /s/ Eugene Levich                           By:   /s/ Vladimir Schwartz
         ------------------                                ---------------------
         Eugene Levich,                                    Vladimir Schwartz,
         President                                         President